QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.7

January 8, 2012

Edward T. Rizzuti
Vice President, General Counsel
Erickson Air-Crane Incorporated
5550 SW Macadam Avenue Suite 200
Portland, OR 97239

RE: Consent of RISI, Inc.

Dear Mr. Rizzuti,

    Erickson Air-Crane Incorporated (the "Company") has requested that RISI, Inc. ("RISI") execute this consent in connection with a proposed public offering by the Company (the "Offering"). In connection with the Offering, the Company has prepared the prospectus included in the registration statement on Form S-1, including all amendments thereto (the "Registration Statement"), as filed with the Securities and Exchange Commission.

    This consent serves as confirmation by RISI to the Company that RISI hereby:

  1.
  Consents to the use of, and references to, RISI's name, in connection with RISI's research data on North American Harvest Demand for Sawlogs, dated March 2010 (the "Research"), in the Registration Statement; and

  2.
  Grants the Company permission to include references to the Research, substantially in the form furnished hereto as Exhibit A, as part of the Registration Statement.

    This consent further confirms that the references from the Registration Statement quoted in Exhibit A are an accurate depiction of the Research and that RISI provides its consent to the inclusion of this letter as an exhibit to the Registration Statement.

Sincerely,

RISI, Inc.
/s/ DANIEL BLENK Name: Daniel Blenk Title: Director Wood & Timber Economic Analysis

EXHIBIT A

Statement in Registration Statement

North American Harvest Demand for Sawlogs

Source: RISI, March 2010 data

QuickLinks

  Exhibit 23.7